Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Amendment No.4 to Form S-1/A) of our report dated June 14, 2023, relating to the consolidated financial statements of Idaho Copper Corporation (the “Company”) as of and for the year ended January 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the heading “Experts” included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

January 23, 2025